Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Olaplex Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Olaplex Holdings, Inc. 2021 Equity Incentive Plan - Common Stock, $0.001 par value	Other - 457(c) and 457(h)	39,324,699 shares (2)	$2.01 (3)	$79,042,645	$0.00014760	$11,667
Total Offering Amounts							$11,667
Total Fee Offsets							N/A
Net Fee Due							$11,667
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2) Represents increases to the number of shares available for issuance under the Olaplex Holdings, Inc. 2021 Equity Incentive Plan of 19,502,741 and 19,821,958, effective as of January 1, 2023 and January 1, 2024, respectively.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high ($2.10) and low ($1.92) prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 30, 2024.